EXHIBIT 10.1

AGREEMENT AND FOURTH AMENDMENT TO
CREDIT AGREEMENT

This Agreement and Fourth Amendment to Credit Agreement (this “Amendment”) dated as of July 1, 2016 is among TETRA TECHNOLOGIES, INC. (the “Parent”), a Delaware corporation; JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the financial institutions (collectively, the “Lenders”) party to the hereinafter-defined Credit Agreement; and the undersigned Lenders.

W I T N E S S E T H:

WHEREAS, the Parent, the Lenders, Bank of America, National Association and Wells Fargo Bank, N.A., as Syndication Agents, Comerica Bank, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, executed and delivered that certain Credit Agreement (as amended and supplemented to the date hereof, the “Credit Agreement”) dated as of June 27, 2006, as amended by instruments dated as of December 15, 2006, October 29, 2010 and September 30, 2014; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parent and the Lenders do hereby agree as follows:
Section 1.Amendments to Credit Agreement.

(a)The definition of “Applicable Rate” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurocurrency Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1: greater than or equal to 3.50 to 1	4.00%	1.00%	0.75%
Category 2: greater than or equal to 3.00 to 1 but less than 3.50 to 1	3.75%	0.75%	0.75%
Category 3: greater than or equal to 2.50 to 1 but less than 3.00 to 1	3.50%	0.50%	0.50%
Category 4: greater than or equal to 2.00 to 1 but less than 2.50 to 1	2.75%	0.00%	0.50%
Category 5: greater than or equal to 1.50 to 1 but less than 2.00 to 1	2.50%	0.00%	0.35%
Category 6: less than 1.50 to 1	2.25%	0.00%	0.35%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if the Parent fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received. Notwithstanding anything to the contrary set forth in this definition, the Applicable Rate for Swingline Loans shall be the same as the Applicable Rate for ABR Loans.

(b)A new definition of “Cash Equivalents” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Parent or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens securing the Obligations and other Liens permitted hereunder):

(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(c)    commercial paper issued by any entity organized under the laws of any state of the United States of America and rated with the two highest classifications available by Moody’s or S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; and

(d)    Investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the two highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

(c)A new definition of “Collateral Agent” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Collateral Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as Collateral

Agent under that certain Collateral Agency Agreement dated as of July 1, 2016 executed by and among JPMorgan Chase Bank, N.A., as collateral agent, Parent, certain Affiliates of Debtor therein named, the Administrative Agent, and GSO Tetra Holdings LP., acting as agent under the GSO NPA, as the same may be amended, modified, supplemented and restated from time to time.

(d)A new definition of “Excess Cash Amount” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Excess Cash Amount” has the meaning set forth in Section 2.09(c).

(e)A new definition of “Excluded Assets” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Excluded Assets” means (i) all real property now or hereafter owned by Parent or any of its Subsidiaries, (ii) motor vehicles or assets with a certificate of title having an aggregate book value of not greater than $3,000,000, (iii) “commercial tort claims” (as that term is defined in the UCC) having an aggregate book value of not greater than $250,000, (iv) any outstanding Equity Interests in TETRA-Medit Oil Service (Libya), TETRA Technologies Nigeria Limited, TETRA Yemen for Oilfield Services Co., Ltd., TETRA (Thailand) Limited, or TETRA Technologies de Venezuela, S.A. and the outstanding Equity Interests in each other Foreign Subsidiary which is owned directly by Parent or any of its Domestic Subsidiaries in excess of 66% of issued and outstanding Equity Interests of such Foreign Subsidiary, (v) any property owned by any Foreign Subsidiary or any Unrestricted Subsidiary (other than any Pledged Compressco LP Units, which will not constitute Excluded Assets)), (vi) the Hedron Escrow Account, (vii) Equity Interests in CSI Compressco GP Inc. and (viii) any item of general intangibles that is now or hereafter held by Parent or any of its Subsidiaries but only to the extent that such item of general intangibles (or any agreement evidencing such item of general intangibles) contains a term, provision or other contractual obligation or is subject to a rule of law, statute or regulation that restricts, prohibits, or requires a consent (that has not been obtained) of a Person (other than Parent or any of its Subsidiaries) to, the grant, creation, attachment or perfection of the security interest granted in the Security Agreements, and any such restriction, prohibition and/or requirement of consent is effective and enforceable under applicable law and is not rendered ineffective by applicable law (including, without limitation, pursuant to Sections 9.406, 9.407, 9.408 or 9.409 of the UCC, and any successor provision thereto).

(f)A new definition of “Fixed Charge Coverage Ratio” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA minus cash income tax expense minus non-financed Capital Expenditures minus cash dividends and cash distributions by the Parent to (b) Interest Expense plus scheduled principal payments on Indebtedness (including Capital Lease Obligations) plus any Equity Interest repurchases, for the applicable period, in each case for the 12 months then ending and determined on a consolidated basis for the Parent and its Consolidated Restricted Subsidiaries.

(g)A new definition of “GSO NPA” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“GSO NPA” means that certain Note Purchase Agreement dated as of July 1, 2016 executed by and between Parent and GSO TETRA HOLDINGS LP., as the sole current purchaser. Notwithstanding anything to the contrary set forth herein, all references herein to the GSO NPA shall mean the GSO NPA as it exists on the date hereof and without amendment except as may be approved by the Required Lenders and each such reference to the GSO NPA shall remain in effect regardless of termination of such Note Purchase Agreement for any reason (including by reason of payment of full of the underlying debt obligations).

(h)A new definition of “Hedron Escrow Account” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Hedron Escrow Account” means the escrow account maintained with JPMorgan Chase Bank, N.A. relating to warranty claims with respect to the Vanuatu flag vessel Tetra Hedron, Official Number 2056.

(i)The definition of “Loan Documents” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, the Security Agreements, the Notice of Entire Agreement, the Contribution Agreement, any subordination agreement relating to Subordinated Debt, letter of credit applications and agreements between any Loan Party and any Issuing Bank regarding the respective rights and obligations between any Loan Party and such Issuing Bank in connection with the issuance of Letters of Credit, all instruments, certificates and agreements now or hereafter executed or delivered to the Administrative Agent or any Lender pursuant to any of the foregoing or in connection with the obligations under this Agreement and the other Loan Documents or any commitment regarding such obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing. The term “Loan Document” as used herein shall not include any Swap Agreement (but the obligations now or hereafter owing to any Lender or any Affiliate of a Lender under a Swap Agreement shall nevertheless be secured by all collateral subject to the Loan Documents).

(j)The definition of “Material Indebtedness” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Swap Agreement were terminated at such time.

(k)The definition of “Permitted Encumbrances” contained in Section 1.01 of the Credit Agreement is hereby amended by (i) deleting clause (e) and substituting the foregoing clause (e) therefor and (ii) adding the following new clauses (j), (k) and (l) to the end of said definition:

(e)     (i) Liens for crew wages (including wages of the masters of any applicable vessels) incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for necessaries provided to any applicable vessels incurred in the ordinary course of business that are not yet due and payable; (iii)

Liens arising by operation of law in the ordinary course of business in connection with operating, maintaining or repairing any applicable vessels that are not yet due and payable; and (iv) Liens for damages arising from maritime torts that are unclaimed or that are covered by insurance, or in respect of which a bond or other security has been posted on behalf of the ship owner with the appropriate court or other tribunal to prevent the arrest or to secure the release of any applicable vessel from arrest, unless any such Lien is being contested in good faith by appropriate proceedings;

(j)    Liens on the Hedron Escrow Account;

(k)    Liens incidental to the conduct of business or the ownership of properties and assets (whether arising by contract or by operation of law) incurred in the ordinary course of business and not in connection with the borrowing of money and that do not, in the aggregate, materially impair the use of such property in the operation of the business of the Parent and its Restricted Subsidiaries taken as a whole or the value of such property for the purposes of such business;

(l)    Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture to the extent securing Non-Recourse Debt (as defined in the GSO NPA);

(l)A new definition of “Pledged Compressco LP Units” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Pledged Compressco LP Units” means common units representing limited partner Equity Interests in and to CSI Compressco LP, a Delaware limited partnership, including any warrants, options or other rights entitling Parent or any Subsidiary to purchase or acquire any such common units. The Pledged Compressco LP Units shall not include any General Partner Interests, as such term is defined in the First Amended and Restated Agreement of Limited Partnership of CSI Compressco LP (the “Compressco Partnership Agreement”), but shall include Subordinated Units and Incentive Distribution Rights, as such terms are defined in the Compressco Partnership Agreement.

(m)A new definition of “Security Agreements” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Security Agreements” means, collectively, (i) the Security Agreements dated as of July 1, 2016 executed between Parent and each of its Restricted Subsidiaries which are Domestic Subsidiaries and CSI Compressco GP Inc. and CSI Compressco Investment LLC, respectively, and Collateral Agent and (ii) any and all security agreements, fleet or vessel mortgages or other lien instruments hereafter securing all or any part of the Obligations, as any of them may from time to time be amended, modified, restated or supplemented.

(n)The reference in Section 2.07(d) of the Credit Agreement to “$428,000,000” is hereby amended to read “$300,000,000”.

(o)Clauses (c) and (d) of Section 2.09 of the Credit Agreement are hereby re-styled as clauses (d) and (e), and a new clause (c) is hereby added to Section 2.09 of the Credit Agreement, such new clause to read in its entirety as follows:

(c)    If, as of the end of any Business Day, the consolidated cash and Cash Equivalents (other than (i) any cash set aside by Foreign Subsidiaries in the ordinary course of business or (ii)

cash in the Hebron Escrow Account)) balance of the Parent and its Restricted Subsidiaries exceeds $25,000,000 (the amount of such excess being referred to as the “Excess Cash Amount”), then, within five (5) Business Days of such date, the Parent shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.04(j)) in an amount equal to the lesser of (x) such Excess Cash Amount and (y) the aggregate principal amount of all Loans outstanding at such time. Such prepayment will not result in the reduction of the Revolving Commitments. Notwithstanding anything contained herein to the contrary in no event shall this Section apply to the cash or Cash Equivalents of CSI Compressco LP or its Subsidiaries.

(p)Section 4.02 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing, or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date.

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the consolidated cash and Cash Equivalents (other than (i) any cash set aside by Foreign Subsidiaries in the ordinary course of business or (ii) cash in the Hebron Escrow Account)) balance of the Parent and its Restricted Subsidiaries shall not exceed an amount equal to $25,000,000. Notwithstanding anything contained herein to the contrary in no event shall this Section apply to the cash or Cash Equivalents of CSI Compressco LP or its Subsidiaries.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Parent on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

(q)The reference in Section 5.01(h) of the Credit Agreement to “one hundred twenty (120)” is hereby amended to read “sixty (60)”.

(r)Sections 5.01(h) and (i) of the Credit Agreement are hereby restyled as Sections 5.01(k) and (l), and new Sections 5.01(h), (i) and (j) are hereby added to the Credit Agreement, such new sections to read in their entireties as follows:

(h)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent (commencing with the fiscal quarter ending June 30, 2016), its internally-prepared consolidating financial statements reconciling the financial condition of its Restricted Subsidiaries and Unrestricted Subsidiaries, in a format reasonably acceptable to the Required Lenders, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Parent in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(i)    if, at the time of delivery of any financial statements pursuant to Sections 5.01(a) or (b), Unrestricted Subsidiaries account for more than 10% of (i) the consolidated total assets of the Parent and its Subsidiaries reflected in the consolidated balance sheet included in such financial statements or (ii) the consolidated revenues of the Parent and its Subsidiaries reflected in the consolidated statement of income included in such financial statements, an unaudited balance sheet for all Unrestricted Subsidiaries taken as whole as at the end of the fiscal period included in such financial statements and the related unaudited statements of income, stockholders’ equity and cash flows for such Unrestricted Subsidiaries for such period, together with consolidating statements reflecting all eliminations or adjustments necessary to reconcile such group financial statements to the consolidated financial statements of the Parent and its Subsidiaries, shall be delivered together with the financial statements required pursuant to Sections 5.01(a) and (b);

(j)    concurrently with the delivery of any officer’s certificate pursuant to Section 7.2 of the GSO NPA, the Parent shall delivery of copy of such officer’s certificate to the Administrative Agent;

(s)Section 6.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.01 Financial Covenants.

(a)    Fixed Charge Coverage Ratio. The Parent will not permit the Fixed Charge Coverage Ratio at the end of any of its fiscal quarters to be less than 1.25 to 1.

(b)    Leverage Ratio. The Parent will not permit the Leverage Ratio to be greater than (i) 4.00 to 1 at the end of its fiscal quarters ending during the period from and including June 30, 2016 through and including March 31, 2018, (ii) 3.75 to 1 at the end of its fiscal quarters ending during the period from and including June 30, 2018 through and including December 31, 2018, and (iii) 3.50 to 1 at the end of each of its fiscal quarters ending thereafter.

(t)Section 6.02(h) of the Credit Agreement is hereby amended to read in its entirety as follows:

(h)    Indebtedness under the GSO NPA;

(u)The reference in Section 6.02(l) of the Credit Agreement to “$550,000,000” is hereby amended to read “$100,000,000”.

(v)Section 6.03(f) of the Credit Agreement is hereby amended to read in its entirety as follows:

(f)    Liens securing Indebtedness under the GSO NPA which also secure, on a parri passu basis, the Obligations;

(w)Section 6.06 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.06 Transactions with Affiliates. The Parent will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to it than could be obtained on an arm’s-length basis from unrelated third parties and (b) transactions between or among the Parent and/or the Restricted Subsidiaries not involving any other Affiliate. Any transaction that is subject to the provisions of this Section must also comply with the terms of Section 10.10 of the GSO NPA, and the Parent shall be required to deliver to the Administrative Agent, concurrent with any delivery required under the GSO NPA, copies of any applicable resolutions and fairness opinions regarding the applicable transaction.

(x)Section 6.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.08 Capital Expenditures and Acquisitions. If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 3.00 to 1, then the Parent will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Parent permit the aggregate amount of all Capital Expenditures and Acquisitions to exceed $50,000,000 (or its equivalent in other currencies as of the date of each relevant transaction). If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 2.50 to 1, then the Parent will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Parent permit the aggregate amount of all Capital Expenditures and Acquisitions to exceed $75,000,000 (or its equivalent in other currencies as of the date of each relevant transaction). Subject to the foregoing, the Parent and the Restricted Subsidiaries may at any time make any Acquisition or Capital Expenditure.

(y)A new Section 6.12 is hereby added to Article VI of the Credit Agreement, such new Section to read in its entirety as follows:

SECTION 6.12 Sale of Assets. Except as permitted by Section 6.04, the Parent will not, and will not permit any Restricted Subsidiary to, consummate any Disposition (hereinafter defined), in one or a series of transactions, to any Person, other than:

(a)    Dispositions (other than Material Dispositions (hereinafter defined)) in the ordinary course of business;

(b)    Dispositions by the Parent to a Restricted Subsidiary or by a Restricted Subsidiary to the Parent or a Restricted Subsidiary; or

(c)    Dispositions (other than Material Dispositions) not otherwise permitted by Section 6.12(a) or Section 6.12(b); provided that:

(i)
the aggregate net book value of all assets disposed of in any fiscal year pursuant to this Section 6.12(c) does not exceed the greater of (A) 15% of Consolidated Total Assets (hereinafter defined) as of the end of the immediately preceding fiscal year or (B) $50,000,000;

(ii)	the Net Available Cash (hereinafter defined) received by the Parent with respect to the

Disposition of a single asset or a group of related assets or any other related sales in any fiscal year pursuant to this Section 6.12(c) does not exceed $25,000,000 in the aggregate; and

(iii)	at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

(d)    Notwithstanding the foregoing provisions of this Section, the Parent may, or may permit any Restricted Subsidiary to, make a Disposition (other than a Material Disposition) and the assets subject to such Disposition shall not be subject to or included in any of the foregoing limitations or the computation contained in Section 6.12(c) of the preceding sentence if the net proceeds from such Disposition are within 365 days of such Disposition:

(i)	reinvested in productive assets used in carrying on the business of the Parent and its Restricted Subsidiaries; or

(ii)	applied to the payment or prepayment of the Obligations or of any other Indebtedness (other than Subordinated Debt).

(e)    Any prepayment of Obligations pursuant to the foregoing provisions of this Section shall be in accordance with Section 2.09, without regard to the minimum prepayment requirements of this Agreement, if such proceeds are less than such minimum.

(f)    Notwithstanding the foregoing provisions of this Section, and in addition to the other provisions applicable to Dispositions, the Parent shall not nor shall it permit any Subsidiary to consummate any Material Disposition (hereinafter defined) unless: (i) not less than five Business Days prior to consummating such Material Disposition, the Company gives notice of such Material Disposition to the Administrative Agent; (ii) in the case of a Material Disposition other than a Disposition of Compressco Units, the consideration for such Disposition is at least 75% cash; (iii) such Material Disposition is for a price not less than the Fair Market Value of the assets that are the subject of such Material Disposition, as certified in a resolution of the Board of Directors of the Parent; and (iv) the Parent uses the net available cash proceeds, if any, from such Material Disposition to prepay Secured Obligations (as defined in the Collateral Agency Agreement) on a pro rata basis. The term “Material Disposition” as used herein means any Disposition of (i) Compressco Units (hereinafter defined) or (ii) assets of the Fluids Division (hereinafter defined) having a Fair Market Value (hereinafter defined) exceeding $25,000,000 or (iii) assets forming a part of the collateral for the Obligations and not otherwise included in clauses (i) and (ii) above; provided, that Dispositions of assets described in clause (iii) above shall not constitute Material Dispositions so long as the Net Available Cash received by the Parent and its Subsidiaries with respect to all Dispositions in any fiscal year does not exceed $10,000,000 in the aggregate.

(g)    The following terms used in this Section shall have the meanings indicated:

(i)
The term “Compressco Units”, as used herein, means any general or limited partnership interests in, or any incentive distribution rights or other Equity Interest in, CSI Compressco LP, a Delaware limited partnership, or any of its Subsidiaries.

(ii)	The term “Disposition”, as used herein, means the sale, lease, transfer or other disposition, including by way of merger, of any assets, including Equity Interests of Restricted

Subsidiaries; provided, however, that the following shall not constitute Dispositions:

(x)
a Restricted Payment that does not violate Section 6.13 of this Agreement, including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Restricted Payment;

(y)
the consummation of a Permitted Investment (hereinafter defined), including, without limitation, unwinding any obligations under Swap Agreements, and including the issuance or sale of Equity Interests or the sale, lease or other disposition of products, services, equipment, inventory, accounts receivable or other assets pursuant to any such Permitted Investment; and

(z)	any issuance of Compressco Units by CSI Compressco LP, a Delaware limited partnership.

(iii)
The term “Consolidated Total Assets”, as used herein, means, as of any date, the total assets of the Parent and its Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Consolidated Total Assets shall not include the assets of CSI Compressco LP and its Subsidiaries.

(iv)
The term “Fair Market Value”, as used herein, means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Parent in the case of amounts of $25,000,000 or more and otherwise by an officer of the Parent.

(v)
The term “Fluids Division”, as used herein, means the division of the Parent and its Subsidiaries that (a) manufactures and markets clear brine fluids, additives, and associated products and services to the oil and gas industry for use in well drilling, completion, and workover operations in the United States and in certain countries in Latin America, Europe, Asia, the Middle East, and Africa, (b) markets liquid and dry calcium chloride products to a variety of markets outside the energy industry and (c) provides North American onshore oil and gas operators with comprehensive water management services.

(vi)	The term “Net Available Cash” from a Disposition of assets means cash payments received as proceeds from such Disposition, net of:

(w)
all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Disposition;

(x)
in the case of a Disposition of Compressco Units, all payments (i) that are made in respect of any Indebtedness secured by any Compressco Units, in accordance with the terms of any Lien upon such Compressco Units, or (ii) that must, pursuant to the terms of any Indebtedness secured by any Compressco Units (regardless of whether the Compressco Units disposed are the collateral for such Indebtedness), or pursuant to applicable law, be made or offered to be made out of the proceeds from such

Disposition of Compressco Units to pay, prepay, redeem, purchase or otherwise retire such Indebtedness;

(y)
all distributions and other payments required to be made to minority interest holders in Subsidiaries or Joint Ventures (as defined in the GSO NPA) or to holders of royalty or similar interests as a result of such Disposition; and

(z)
the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Disposition and retained by the Parent or any Subsidiary after such Disposition.

(vii)
The term “Permitted Business Investments”, as used herein, means Investments by the Parent or any of its Restricted Subsidiaries in any Unrestricted Subsidiary or in any Joint Venture (as defined in the GSO NPA), provided that:

(a)
at the time of such Investment and immediately thereafter, the Parent would be in compliance with the ratio tests set forth in Section 6.01 (with such ratios calculated giving pro forma effect to the consummation of such Investment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios);

(b)
if such Unrestricted Subsidiary or Joint Venture (as defined in the GSO NPA) has outstanding Indebtedness at the time of such Investment, either (i) all such Indebtedness is Non-Recourse Debt (as defined in the GSO NPA) or (ii) any such Indebtedness of such Unrestricted Subsidiary or Joint Venture (as defined in the GSO NPA) that is recourse to the Parent or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or Joint Venture (as defined in the GSO NPA) for which the Parent or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) would, at the time such Investment is made and immediately thereafter, permit the Parent to be in compliance with the ratio tests set forth in Section 6.01 (with such ratios calculated giving pro forma effect to the consummation of such Investment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios) and Section 6.02; and

(c)	such Unrestricted Subsidiary’s or Joint Venture’s (as defined in the GSO NPA) activities are not outside the scope of the Related Businesses.

(viii)	The term “Permitted Investment”, as used herein, means the following:

(a)    any Investment in the Parent or in a Restricted Subsidiary;

(b)    any Investment in Cash Equivalents;

(c)	any Investment by the Parent or any Restricted Subsidiary in an entity, if as a result of such Investment:

(x)	such entity becomes a Restricted Subsidiary; or

(y)	such entity is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Parent or a Restricted Subsidiary;

(d)    any Investment made as a result of the receipt of non-cash consideration from a Disposition of assets that was made pursuant to and in compliance with this Section;

(e)    any Investment in any entity (except to the extent of cash payments in lieu of fractional shares) in exchange for the issuance of Equity Interests (other than Disqualified Stock (as defined in Section 6.13 hereof)) of the Parent;

(f)    any Investment received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or as a result of a foreclosure by, or other transfer of title to, the Parent or any of its Restricted Subsidiaries with respect to any secured Investment in default, or (ii) litigation, arbitration or other disputes;

(g)    Investments represented by obligations under Swap Agreements;

(h)    Investments in any person or entity to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other deposits made in the ordinary course of business by the Parent or any of its Restricted Subsidiaries;

(i)    advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(j)    loans or advances to officers, directors or employees made in the ordinary course of business or consistent with past practice of the Parent or any Restricted Subsidiary in an aggregate principal amount not to exceed $2,500,000 at any one time outstanding;

(k)    prepayment of the Obligations;

(l)    receivables owing to the Parent or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

(m)    any guaranty of Indebtedness that would not cause the Parent to fall out of compliance with the ratio tests under Section 6.01 or Section 6.02 other than a guaranty of Indebtedness of an Affiliate of the Parent that is not a Restricted Subsidiary;

(n)    any Investment existing on, or made pursuant to binding commitments existing on November 5, 2015 and disclosed to the Administrative Agent in writing; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on November 5, 2015;

(o)    surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business;

(p)    guaranties by the Parent or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Parent or any such Restricted Subsidiary in the ordinary course of business;

(q)    Permitted Business Investments in amounts not to exceed the Restricted Payments permitted pursuant to Section 6.13;

(r)    Investments received as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(s)    other Investments in any entity (including Investments in any Joint Venture (as defined in the GSO NPA)) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (s) that are at the time outstanding, that do not exceed $25,000,000; provided, however, that if any Investment pursuant to this clause (s) is made in any entity that is not a Restricted Subsidiary at the date of the making of such Investment and such entity becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) above and shall cease to have been made pursuant to this clause (s) for so long as such entity continues to be a Restricted Subsidiary.

(z)A new Section 6.13 is hereby added to Article VI of the Credit Agreement, such new Section to read in its entirety as follows:

SECTION 6.13 Restricted Payments.

(a)    The Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)
declare or pay any dividend or make any other payment or distribution on account of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Parent’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Parent and other than dividends or distributions payable to the Parent or any Restricted Subsidiary);

(ii)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent;

(iii)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt (other than any intercompany Indebtedness between or among the Parent and any of its Restricted Subsidiaries and the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition), except a payment of interest or principal at the stated maturity thereof; or

(iv)	make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment,

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
at the time of such Restricted Payment and immediately thereafter, the Parent would be in compliance with the ratio test set forth in Section 6.01(a) and the Leverage Ratio as of the end of the fiscal quarter immediately preceding such Restricted Payment will not be greater than 3.00 to 1.00 (with such ratios calculated giving pro forma effect to the consummation of such Restricted Payment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios); and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries since November 5, 2015 (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) (to the extent of Restricted Payments made pursuant to such clause (xii) in an aggregate amount up to $50,000,000) of Section 6.13(b)), is equal to or less than the sum, without duplication, of:

(A)
50% of the Consolidated Net Earnings of the Parent for the period (taken as one accounting period) from October 1, 2015 to the end of the Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Earnings for such period is a deficit, less 100% of such deficit); plus

(B)
100% of (i) the aggregate net cash proceeds received by the Parent since November 5, 2015 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Parent (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Parent or convertible or exchangeable debt securities of the Parent, in each case that have been converted into or exchanged for such Equity Interests of the Parent (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of the Parent), (ii) with respect to Indebtedness that is incurred on or after November 5, 2015, the amount by which such Indebtedness of the Parent or any of its Restricted Subsidiaries is reduced on the Parent’s consolidated balance sheet upon the conversion or exchange after November 5, 2015 of any such Indebtedness into or for Equity Interests of the Parent (other than

Disqualified Stock), and (iii) the aggregate net cash proceeds, if any, received by the Parent or any of its Restricted Subsidiaries upon any conversion or exchange described in clauses (i) or (ii) above; plus

(C)
to the extent that any Restricted Investment that was made after November 5, 2015 is (x) sold for cash or otherwise cancelled, liquidated or repaid for cash, or (y) made in an entity that subsequently becomes a Restricted Subsidiary of the Parent, the initial amount of such Restricted Investment (or, if less, the amount of cash received upon repayment or sale); plus

(D)
100% of any dividends received by the Parent or a Restricted Subsidiary after November 5, 2015 from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in Consolidated Net Earnings of the Parent for such period.

(b)    The provisions of Section 6.13(a) will not prohibit:

(i)
the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Agreement;

(ii)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds from the substantially concurrent (A) contribution (other than from a Subsidiary of the Parent) to the equity capital of the Parent or (B) sale (other than to a Subsidiary of the Parent) of Equity Interests of the Parent (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded (or deducted, if included) from clause (3)(b) of Section 6.13(a);

(iii)
the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (including the payment of any required premium and any fees and expenses incurred in connection with such repurchase, redemption, defeasance or other acquisition or retirement) with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(iv)
the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of Equity Interests (other than Disqualified Stock) of such Restricted Subsidiary; provided that such dividend or similar distribution is paid to all holders of such Equity Interests on a pro rata basis based on their respective holdings of such Equity Interests;

(v)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary held by any of the current or former directors or employees of the Parent or of any Restricted Subsidiary; provided, however, that the aggregate price paid for all such defeased, repurchased, redeemed, acquired or retired Equity Interests may not exceed $2,500,000 in any fiscal year, with any portion of such $2,500,000 amount that is unused in any fiscal year to be carried forward to the immediately succeeding twelve month period (but not to any twelve month period thereafter) and added to such amount, plus, to the extent not previously applied or included (A) the cash proceeds received by the Parent or any of its Restricted Subsidiaries from sales of Equity Interests of the Parent to employees or directors of the Parent or its Affiliates that occur after November 5, 2015 (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.13(a)(3)(B)) and (B) the cash proceeds of key man life insurance policies received by the Parent or any of its Restricted Subsidiaries after November 5, 2015;

(vi)
the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(vii)
payments of cash, dividends, distributions, advances or other Restricted Payments, in each case, made in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests or in connection with the payment of a dividend or distribution to the holders of Equity Interests of the Parent in the form of Equity Interests (other than Disqualified Stock) of the Parent;

(viii)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Parent or any Restricted Subsidiary representing fractional units of such Equity Interests in connection with a merger or consolidation involving the Parent or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(ix)
in connection with an acquisition by the Parent or any of its Restricted Subsidiaries, the return to the Parent or any of its Restricted Subsidiaries of Equity Interests of the Parent or its Restricted Subsidiaries constituting a portion of the purchase consideration in settlement of indemnification claims or purchase price adjustments;

(x)
the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Debt plus accrued and unpaid interest thereon in accordance with provisions similar to Section 8.3 of the GSO NPA or (B) at a purchase price not greater than 100% of the principal amount of such Subordinated Debt plus accrued and unpaid interest thereon in accordance with provisions similar to Section 6.12; provided that, (i) simultaneously with such purchase, redemption, defeasance or other acquisition or retirement for value, the Parent shall have complied with the provisions of Section 6.12, and (ii) the Parent shall not purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Debt prior to 360 days following any such Disposition;

(xi)	payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of all or substantially all of the assets of the Parent that complies with Section 6.04;

(xii)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, other Restricted Payments since November 5, 2015, in the following amounts (reduced by any Permitted Investments (as defined in Section 6.12 hereof) made pursuant to clause (s) of the definition of Permitted Investments): (A) an aggregate amount not to exceed $25,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(B) and (xii)(C)) if at the time of such Restricted Payment and immediately thereafter, the Leverage Ratio as of the end of the fiscal quarter immediately preceding such Restricted Payment is equal to or exceeds 2.50 to 1.00, (B) an aggregate amount not to exceed $50,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(A) and (xii)(C)) if at the time of such Restricted Payment and immediately thereafter, the Leverage Ratio as of the end of the fiscal quarter immediately preceding such Restricted Payment is equal to or exceeds 2.00 to 1.00 and is less than 2.50 to 1.00 and (C) an aggregate amount not to exceed $100,000,000 (reduced by any Restricted Payments made pursuant to clauses (xii)(A) and (xii)(B)) if at the time of such Restricted Payment and immediately thereafter, the Leverage Ratio as of the end of the fiscal quarter immediately preceding such Restricted Payment is less than 2.00 to 1.00, in the case of each of clauses (A), (B) and (C) above, with such ratios calculated giving pro forma effect to the consummation of such Restricted Payment as if it had occurred at the beginning of the applicable four-quarter period used for calculation of such ratios; provided that, for the avoidance of doubt, the aggregate amount of all Restricted Payments made pursuant to this clause (xii) shall not exceed $100,000,000; and

(xiii)
so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Restricted Investments by the Parent or any Restricted Subsidiary in CSI Compressco LP, a Delaware limited partnership, or its general partner or Dispositions by the Parent or any Restricted Subsidiary of a portion of the Fluids Division (as defined in Section 6.12 hereof) to an Unrestricted Subsidiary or Joint Venture (as defined in the GSO NPA), in an aggregate amount not to exceed $100,000,000.

(c)    The amount of all Restricted Payments (other than cash) shall be the Fair Market Value (as defined in Section 6.12 hereof) on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Parent or such Restricted Subsidiary of the Parent, as the case may be, pursuant to such Restricted Payment, except that the Fair Market Value of any non-cash dividend or distribution paid within 60 days after the date of its declaration shall be determined as of such date of declaration. The Fair Market Value of any Restricted Investment, assets or securities that are required to be valued by this Section will be determined in accordance with the definition of that term. For purposes of determining compliance with this Section in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (i) through (xiii) of Section 6.13(b), or is permitted pursuant to Section 6.13(a), the Parent will be permitted to classify such Restricted Payment (or portion thereof) on the date made in any manner that complies with this Section.

(d)    The following terms used in this Section shall have the meanings indicated:

(i)	The term “Disqualified Stock”, as used herein, means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable,

in each case, at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Revolving Maturity Date.

(ii)
The term “Permitted Refinancing Indebtedness”, as used herein, means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value, in whole or in part (collectively, a “Refinancing, ” and the term “Refinanced” has a correlative meaning) any other Indebtedness of the Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness) in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of:

(x)	the principal amount of the Indebtedness so Refinanced (plus, in the case of Indebtedness, the amount of premium, if any paid in connection therewith); and

(y)	if the Indebtedness being Refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Refinancing.

Notwithstanding the preceding, no Indebtedness will be deemed to be Permitted Refinancing Indebtedness, unless:

(A)
such Indebtedness, has a final maturity date no earlier than the final maturity date, as applicable, of, and has a Weighted Average Life to Maturity (hereinafter defined) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(B)
if the Indebtedness being Refinanced is contractually subordinated or otherwise junior in right of payment to the Obligations, such Indebtedness (and any related guaranties) is contractually subordinated or otherwise junior in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing such Indebtedness; and

(C)
such Indebtedness is incurred or issued by the Parent or such Indebtedness is incurred or issued by a Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced; provided that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Parent, regardless of whether such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being Refinanced.

(iii)	The term “Restricted Investment”, as used herein, means any Investment other than a Permitted Investment.

(iv)	The term “Weighted Average Life to Maturity”, as used herein, means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a)
the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b)	the then outstanding principal amount of such Indebtedness.

(aa)Clause (k) of Article VII of the Credit Agreement is hereby amended to read in its entirety as follows:

(k)    one or more judgments for the payment of money (exclusive of amounts covered by insurance) in an aggregate amount in excess of $20,000,000 shall be rendered against the Parent or any Material Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent or any Material Subsidiary to enforce any such judgment;

(ab)New clauses (n), (o), (p) and (q) are hereby added to Article VII of the Credit Agreement, such new clauses to read in their entireties as follows:

(n)    the occurrence of an “Event of Default” under the GSO NPA;

(o)    any Subsidiary of Parent shall guaranty any Indebtedness under the GSO NPA without concurrently guarantying the Obligations, or Parent or any Subsidiary of Parent shall grant a Lien on any asset securing any Indebtedness under the GSO NPA without concurrently granting a parri passu Lien securing the Obligations;

(p)    any material property owned by Parent or any of its Subsidiaries (other than Excluded Assets) shall cease to be subject to a first priority Lien securing the Obligations, subject only to exceptions permitted under this Agreement;

(q)    the Parent and the Restricted Subsidiaries which are party to the Security Agreements and the Guaranties shall cease to own, in the aggregate, assets having an aggregate book value equal to or greater than eighty-five percent (85%) of the book value of all assets owned by the Parent and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP;

(ac)A new Section 9.20 is hereby added to the Credit Agreement, such new section to read in its entirety as follows:

SECTION 9.20. FATCA. For purposes of determining withholding Taxes imposed under FATCA (hereinafter defined), from and after July 1, 2016, the Parent and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans and the Loan Documents as not qualifying as “grandfathered obligations” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i). The term “FATCA”, as used herein, means Sections 1471 through 1474 of the Code as of July 1, 2016 (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

(ad)Exhibit B to the Credit Agreement is hereby amended to be identical to Exhibit B attached hereto.

Section 2.Conditions. This Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02 of the Credit Agreement) (the “Effective Date”):

(a)the Administrative Agent (or its counsel) has received from the Loan Parties and all of the Lenders either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such party has signed counterparts of this Amendment,

(b)the Administrative Agent shall have received each of the following, each in form and substance satisfactory to the Administrative Agent:

(1)	executed security agreements from the Parent and from the Restricted Subsidiaries which are Domestic Subsidiaries, CSI Compressco GP Inc. and CSI Compressco Investment LLC, respectively;

(2)	executed Guaranty from the Restricted Subsidiaries which are Material Domestic Subsidiaries (amending and restating the existing Guaranty);

(3)	executed collateral agency agreement from the Parent, the Restricted Subsidiaries which are Domestic Subsidiaries, CSI Compressco GP Inc. and CSI Compressco Investment LLC and GSO Tetra Holdings LP;

(4)
certificates representing all of the outstanding Equity Interests owned by Parent or by any Restricted Subsidiary which are Domestic Subsidiaries, CSI Compressco GP Inc. and CSI Compressco Investment LLC (other than Equity Interests included in the Excluded Assets) and powers of attorney, endorsed in blank, with respect to such certificates;

(5)
the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Parent and each Restricted Subsidiary which are Domestic Subsidiaries, CSI Compressco GP Inc. and CSI Compressco Investment LLC in such jurisdictions as the Administrative Agent may require and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by this Agreement or have been released; and

(6)
all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreements.

(c)the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Parent and the Restricted Subsidiaries which are Domestic Subsidiaries, CSI Compressco GP Inc. and CSI Compressco Investment LLC, the authorization of the execution, delivery and performance of this Amendment and the related Loan Documents by the Parent and the Restricted Subsidiaries which are Domestic Subsidiaries, CSI Compressco GP Inc. and CSI Compressco Investment LLC and any other legal matters relating to this Amendment.

The Administrative Agent shall give, or cause to be given, prompt notice to the Parent and the Lenders as to whether the conditions specified in the immediately preceding sentence have been satisfied by the deadline set forth therein and shall specify the Effective Date; such notice may be oral, telephonic, written (including faxed) or by e-mail.

Section 3.Post-Closing Requirements. On or before July 31, 2016, Parent shall deliver to the Administrative Agent each of the following, each in form and substance satisfactory to the Administrative Agent:

(a)stock certificates and stock powers related to Equity Interests in any Foreign Subsidiaries which are subject to a Security Agreement;

(b)executed account control agreements with respect to each material deposit account maintained by the Parent or any Restricted Subsidiary which has executed a Security Agreement with any institution other than JPMorgan Chase Bank, N.A.; and

(c)executed fleet mortgages and such other collateral documents as the Administrative Agent shall require to create and perfect a first-priority (except as expressly permitted by the Credit Agreement) Lien upon U.S. flag vessels Epic Explorer, Official Number 603607, Epic Seahorse, Official Number 587754, and Tetra Arapaho, Official Number 625271, and Vanuatu flag vessel Tetra Hedron, Official Number 2056.

Section 4.Representations True; No Default. The Parent represents and warrants that the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except (i) to the extent any such representation or warranty is expressly limited to an earlier date, in which case, on and as of the date hereof, such representation or warranty shall continue to be true and correct in all material respects as of such specified earlier date and (ii) an adverse ruling in the arbitration described on Annex I hereto could have a Material, Adverse Effect on the ability of Epic Diving & Marine Services, LLC to perform its obligations under the Loan Documents. The Parent hereby certifies that no Default or Event of Default has occurred and is continuing.

Section 5.Ratification. Except as expressly amended hereby, the Loan Documents shall remain in full force and effect. The Credit Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Loan Documents are in all respects ratified and confirmed and remain in full force and effect.

Section 6.Definitions and References. Any term used in this Amendment that is defined in the Credit Agreement shall have the meaning therein ascribed to it. The terms “Agreement” and “Credit Agreement” as used in the Loan Documents or any other instrument, document or writing furnished to the Administrative Agent or any lender by any Loan Party and referring to the Credit Agreement shall mean the Credit Agreement as hereby amended.

Section 7.Expenses; Additional Information. The Parent shall pay to the Administrative Agent all reasonable expenses incurred in connection with the execution of this Amendment and the new Notes.

Section 8.Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of Parent and the Lenders and their respective successors, assigns, receivers and trustees (but Parent shall not assign its rights hereunder without the express prior written consent of the Administrative Agent and each Lender); (b) may be modified or amended only by a writing signed by the party against whom the same is to be enforced; (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and (d) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

[remainder of page left blank intentionally]

THE LOAN DOCUMENTS (INCLUDING THIS AMENDMENT) REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, effective as of the date first above written.
TETRA TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/Joseph J. Meyer
Joseph J. Meyer, Vice President - Finance,
Treasurer and Assistant Secretary

[unnumbered signature page to Fourth Amendment]

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By: /s/Jennifer Kalvaitis
Name: Jennifer Kalvaitis
Title: Executive Director

[unnumbered signature page to Fourth Amendment]

BANK OF AMERICA, NATIONAL
ASSOCIATION

By: /s/Tyler Ellis
Name: Tyler Ellis
Title: Senior Vice President

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WELLS FARGO BANK, N.A.

By: /s/Maxwell J. Felts
Name: Maxwell J. Felts
Title: Assistant Vice President

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COMERICA BANK

By: /s/Gary Culbertson
Name: Gary Culbertson
Title: Vice President

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ROYAL BANK OF CANADA

By: /s/Kristan Spivey
Name: Kristan Spivey
Title: Authorized Signatory

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DNB CAPITAL, LLC

By: /s/Jill Ilski
Name: Jill Ilski
Title: First Vice President

By: /s/Mack Lambert
Name: Mack Lambert
Title: Vice President

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Each Guarantor executes this Amendment to evidence its (a) consent, to the extent such consent is necessary or required, to the execution and delivery by the Parent of the Amendment; (b) confirmation that the Guaranty continues to cover all of the Debt (as such term is defined in the Guaranty), including Debt incurred under the Credit Agreement as amended by the Amendment, with the obligations of such Guarantor under the Guaranty limited as set forth therein, and (c) acknowledgement that the Lenders would not have executed this Amendment but for such consent and confirmation.

COMPRESSCO FIELD SERVICES, L.L.C.,
an Oklahoma limited liability company
COMPRESSCO, INC.,
a Delaware corporation
EPIC DIVING & MARINE SERVICES, LLC,
a Delaware limited liability company
MARITECH RESOURCES, LLC.
a Delaware limited liability company
TETRA APPLIED HOLDING COMPANY,
a Delaware corporation
TETRA APPLIED TECHNOLOGIES, LLC,
a Delaware limited liability company
TETRA FINANCIAL SERVICES, INC.
a Delaware corporation
TETRA FOREIGN INVESTMENTS, LLC.
a Delaware limited liability company
TETRA - HAMILTON FRAC WATER
SERVICES, LLC, an Oklahoma limited liability
company
TETRA INTERNATIONAL INCORPORATED,
a Delaware corporation
TETRA MICRONUTRIENTS, INC.,
a Texas corporation
TETRA PROCESS SERVICES, L.C.,
a Texas limited liability company
TETRA PRODUCTION TESTING SERVICES,
LLC, a Delaware limited liability
company
TSB OFFSHORE, INC.,
a Delaware corporation

By: /s/Joseph J. Meyer
Joseph J. Meyer, Treasurer

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COMPRESSCO TESTING, L.L.C.,
an Oklahoma limited liability company

By:    COMPRESSCO, INC.,
a Delaware corporation,
its Sole Member

By: /s/Joseph J. Meyer
Joseph J. Meyer, Treasurer

T-PRODUCTION TESTING, LLC,
a Texas limited liability company

By:    TETRA APPLIED TECHNOLOGIES, LLC,
a Delaware limited liability company,
its Sole Member

By:/s/Joseph J. Meyer
Joseph J. Meyer, Treasurer

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